Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. ANNOUNCES THE FIRST SHIPMENTS OF M-FUEL AND NPU MACHINES

Barrington, IL – December 2, 2009 – EcoloCap Solutions Inc. (OTCBB: ECOS), an innovator of alternative energy products, today announced that it will begin shipping M-Fuel and NPU machines to existing and potential distributors in several international markets.  EcoloCap’s M-Fuel, an advanced suspension fuel, and the NPU, its sophisticated fuel processing system, provide dramatically reduced emissions and extensive operating savings to industrial users of heavy oils.

The first deliveries of M-Fuel, which will be shipped in 5 gallon drums via air freight, are scheduled to arrive in Europe, Asia, and the Middle East in the second half of the month.  These product samples will be received by attendees of the Product Event Showcase for preliminary use in their respective facilities and equipment.  The Company will also be distributing M-Fuel samples to various international regulatory authorities for regional certification of its use in certain transportation applications.

A delivery schedule for EcoloCap’s M-Fuel NPU’s will also be set forth in late December.  Included in the initial shipment will be the Company’s largest unit, the NPU-60, capable of processing 60 metric tons of M-Fuel per 24 hour period.  The first machine will be delivered to the Company’s existing North American distributor and will be used for immediate and continuous production of M-Fuel for local consumers.

Michael Siegel, President and CEO of EcoloCap Solutions Inc. stated: “This maiden shipment of M-Fuel and NPU’s marks an exciting milestone for the Company.  With the NPU’s now entering into full scale production, we anticipate receiving and fulfilling numerous wholesale orders by the middle of next year.”

Further information on EcoloCap Solutions Inc. and its products can be found at, www.ecolocap.com.  Requests to receive company updates may be sent to Info@ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc., and EcoloCap Solutions Inc. Canada are an integrated and complementary network of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell cleaner alternative energy.  Their portfolio of products and services include MBT’s Carbon Nano Tube Battery (CNT-Battery), a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT’s M-Fuel, an innovative suspension fuel for non-gasoline applications that exceeds all conventional fuels’ costs and efficiencies, and EcoloCap Solutions Inc. Canada’s comprehensive Carbon Credit Trading consultancy services.  EcoloCap markets its products worldwide, directly and through agreements with distributors.  For additional information, please visit the EcoloCap website, www.EcoloCap.com, or send an inquiry to Info@EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB